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                                   Kelly Township
                                   Union County, Pennsylvania

                    OPTION TO PURCHASE AGREEMENT

     This Option to Purchase Agreement made as of the 16th day of March, 1998, by and between MARVIN L. SLOMOWITZ, an individual
(the "Optionor"), and MARK CENTERS LIMITED PARTNERSHIP, a
Delaware limited partnership ("Optionee").

                         BACKGROUND:

     A. Optionor is the optionor and Optionee is the optionee under a certain Option Agreement dated May 21, 1996 ("Prior Option Agreement") under which Optionee has the option to acquire approximately 26.6 acres of vacant land owned by Optionor (the "Prior Option Property") in the Township of Kelly, County of Union, Commonwealth of Pennsylvania, for a purchase price of One Million Three Hundred Twenty-Five Thousand Dollars ($1,325,000).

     B. Optionee is the owner of a property located contiguous to the Prior Option Property. In connection with the proposed expansion of the shopping center constructed on such contiguous property, Optionee has determined that it will only require approximately two acres of the Prior Option Property. Optionee is desirous of terminating the Prior Option Agreement and acquiring an option on only a two acre portion of the Prior Option Property, and Optionor has agreed to grant Optionee an option to Purchase such two acre portion of the Prior Option Property which is depicted on the Sketch Plan attached as Exhibit "A" hereto, to be further defined by a subdivision plan to be prepared by Optionee and approved by Optionor (the "Premises") and to terminate the Prior Option Agreement.

     C. At the May 28, 1997 Board Meeting of Optionee the Board of Optionee authorized Optionee to terminate the Prior Option Agreement and to enter into a new option to acquire the Premises, for a one-year term, subject to the following conditions: (i) that Optionee grant to Optionor an easement for ingress and egress over the Premises if Optionor acquires the Premises and
(ii) the purchase price for the Premises would be Fifty-Five Thousand Dollars ($55,000) per acre, unless Optionor were to receive a bona fide offer from a third party to purchase all or part of the Prior Option Property prior to Optionee's


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exercise of its option to purchase the Premises, in which event, the Optionee would have a right of first refusal for ninety (90) days to match the offer on a per acre price with respect to the Prior Option Property, or otherwise forfeit its option with respect to the Premises. A copy of the relevant portion of the Minutes of the May 28, 1997 Board Meeting of Optionee is attached hereto as Exhibit "B".

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, and intending to be legally bound, Optionor and Optionee agree as follows:

     1.   Grant of Option; Termination of Prior Option Agreement.

          (a) Grant of Option. For and in consideration of the payments described in Paragraph 3 below, Optionor grants to Optionee, and Optionee takes from Optionor, the option to purchase the Premises (the "Purchase Option") at any time during the term of this Agreement by giving written notice to Optionor the term of this Agreement by giving written notice to Optionor (the "Exercise Notice") of its election to exercise the Purchase Option.

          (b)  Termination of Prior Option Agreement.  The Prior
Option Agreement is hereby terminated and rendered null and void.
Contemporaneous with the execution of this Agreement, Optionor and Optionee are executing and will record a termination agreement in the form attached hereto as Exhibit "C".

     2.   Term.

          (a) Term. the term of this Agreement shall commence as of the date hereof and shall end as of 11.59 p.m. on March 13, 1999 (the "Term").

          (b) Termination. Optionee may terminate the term of this Agreement at any time and for any reason whatsoever by giving written notice of such election to Optionor, in which event this Agreement shall become null and void and neither party shall have any further obligations or liabilities to the other.

     3. Option Payments. Optionee has been credited with payments made to Optionor under the Prior Option Agreement in the amount of Five Thousand Dollars ($5,000) in consideration of
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Optionor's grant of the Purchase Option to Optionee.

     4. Agreement of Sale. Upon the date the Optionee exercises the Purchase Option (the "Exercise Date"), this
Agreement shall constitute an agreement of sale between Optionor and Optionee, whereby Optionor agrees to sell and Optionee agrees to purchase the Premises upon the following terms and conditions:

          (a) Closing. Closing for the purchase of the Premises shall be held within the later of: (i) sixty (60) days after the Exercise Date, or (ii) after subdivision is final and nonappealable under Paragraph 5 below at such time, date ("Closing Date") and place as shall be sent forth in a notice from Optionee to Optionor after the Exercise Date. The Closing Date shall not be earlier than (15) days after the Exercise Date.

          (b) Purchase Price. The purchase price for the Premises shall be One Hundred Ten Thousand Dollars ($110,000), provided, however, that the purchase price shall be reduced by
(i) the total amount of the Option Payments made by Optionee described in subparagraph 3(a) above, (ii) the amount of any lien on the Premises plus accrued and unpaid interest thereon as of the Closing Date and (iii) the total of any award or other proceeds received by Optionor at any time from the date of this Agreement until Closing with respect to the taking or condemnation of any portion of the Premises. At Closing, the purchase price shall be paid by Optionee to Optionor by Optionee's delivery of a Note to Optionor providing for interest only payments due monthly, with a maturity date of one year and otherwise be in a form reasonably acceptable to Optionor and Optionee.

          (c) Adjustments. All transfer taxes, documentary stamps and recording charges necessary to record the Deed (as defined in subparagraph (d) below shall be split between Optionor and Optionee. Optionee shall bear the cost of the title insurance described in subparagraph 4(d) below, but Optionor shall bear all costs in the form of abatement of the purchase price associated with placing such title in the condition required by such subparagraph. Real estate taxes and water and sewer rents and charges (if any) shall be apportioned pro rata on a per diem basis as of the Closing Date.



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          (d)  Condition of Title.  At closing, Optionor shall
convey to Optionee good and marketable fee simple title to the Premises by delivery of a special warranty deed, in recordable form (the "Deed"), such title to be free and clear of all liens, leases, encroachments, easements, restrictions of record or, title company objections, and other encumbrances, except for those approved by Optionee, in its sole discretion. Optionee's title shall be insurable as aforesaid at ordinary rates by any reputable title company of Optionee's choice (the "Title Company") pursuant to an ALTA Owner's Policy of Title Insurance - 1970 - Form B - Amended October 17, 1970, with such endorsements thereto as Optionee shall request.

          (e)  Title Affidavits, Etc.   Optionor agrees that it
shall execute any instruments, agreements, affidavits or other documentation reasonably required by the title company insuring Optionee's title in order to effectuate the transaction contemplated hereby, and Optionor further agrees to execute any and all affidavits required by such title company as a condition to its insuring such title as aforesaid.

          (f)  Failure of Title.   If title to any part of the
Premises shall not be in accordance with the requirements of subparagraph 4(d) above, Optionee shall have the option of taking such title to the Premises as Optionor can give with an appropriate abatement of the purchase price for liens of a fixed or ascertainable amount and/or of terminating this Agreement.

          (g) FIRPTA Certification. Optionor agrees to sign and deliver at closing a certification in form reasonably acceptable to Optionee in compliance with the Foreign Interest in Real
Property Transfer Act.

          (h) Automatic Extension of Term. Optionee's delivery to Optionor of an Exercise Notice shall automatically extend the term of this Agreement for a sufficient period of time beyond the then-applicable expiration date to accommodate the time periods provided in this Paragraph 4.

          (i) Easement. At closing, Optionee shall execute and deliver an easement for ingress and egress which shall benefit the remaining portion of the Prior Option Property and burden the premises in the form to be reasonably agreed to between Optionor and Optionee.

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     5.   Subdivision Approval.

          (a) Following delivery of the Exercise Notice, the Optionee shall be responsible for receiving final and unappealable Subdivision Approval from Kelly Township ("Township") for the subdivision of the Premises from the Prior Option Property in accordance with a Subdivision Plan (x) prepared by Optionee at Optionee's expense, (y) which is satisfactory to the Optionee and (z) subject to the Optionee's right to apply for certain variances, and complies in all respects with the Township Zoning Ordinance. Optionor shall cooperate, at Optionee's expense, with Optionee to complete such subdivision and sign any documents as may be incidental thereto.

          (b) At Optionee's request, following delivery of the Exercise Notice, Optionor, at Optionee's expense, shall cooperate with and assist Optionee in obtaining any permits or other approvals required for expansion of its existing shopping center onto the Premises (including without limitation, any permits or other approvals described in Paragraph 9 below). Optionor consents to Optionee's procurement of such permits or other approvals with respect to the Premises.

     6. Operations Prior to Closing. Between the date of this Agreement and the earlier of its termination or the Closing Date:

          (a) The Premises shall be maintained substantially in the same quality and condition on the Closing Date as on the date hereof.

          (b) Except as contemplated under paragraph 14 below, Optionor shall not enter into any contract for, or on behalf of, or affecting the Premises, which shall not terminate by its terms on or before closing or which cannot be terminated at closing without cost, penalty or premium, and shall not enter into any new lease, or any amendment, modification or termination of any existing lease.

          (c) All payments required to be made to contractors, subcontractors, mechanics, materialmen and all other persons in connection with work done or services performed with respect to the Premises shall be made by Optionor as and when due, but in any event prior to the Closing Date, and as of the Closing Date there shall be no basis for the filing of any mechanics' or materialmens' liens against the Premises or any part thereof on the basis of any work done or services performed with respect to

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the Premises.

          (d) Optionor shall promptly deliver to Optionee a copy of any tax bill, notice or assessment, or notice of change in a tax rate or assessment, affecting the Premises or any part thereof, any notice or claim of violation of any law, any notice of any taking or condemnation affecting or relating to the Premises or any part thereof, or any other notice affecting or relating to the Premises or any part thereof.

     7.   Representations and Warranties.    Optionor, to induce
Optionee to enter into this Agreement, represents and warrants to Optionee as follows:

          (a) Optionor has full power and legal right and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement requires no further action or approval in order to make this Agreement a binding and enforceable obligation of Optionor.

          (b) No individuals or entities other than Optionor have any legal, equitable or other claim or right with respect to the Premises or any part thereof.

          (c) Neither the entering into of this Agreement, the consummation of the sale, if any, nor the prior conveyance of the Premises to Optionor, has or will constitute a violation or breach of any of the terms of any contract or other instrument to which Optionor is a party or to which he is subject or by which any of his assets or properties may be affected.

          (d) No consent of any third party is required by Optionor to enter into this Agreement or to consummate the terms of this Agreement, were Optionee to exercise the Purchase Option.

          (e) There is no action, suit or proceeding pending or, to the knowledge of Optionor, threatened against or affecting
Optionor or the Premises or any portion thereof in any court or before or by any federal, state or local entity.

          (f) There are no violations of any federal, state or local law, ordinance, order, regulation or requirement affecting any portion of the Premises and no written notice of any such violation has been issued by any governmental authority.



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Optionor shall cure, prior to closing, any such violation of which Optionor or Optionee receives notice prior to the closing date.

          (g) There are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Premises, and no other contracts or agreements with respect to or affecting any portion of the Premises.

          (h) No portion of the Premises is the subject of any abatement, reduction, deferral or "rollback" with regard to real estate taxes nor any agreement or arrangement whereby the Premises or any part thereof may be subject to the imposition of real property taxes after the closing date on account of periods of time prior to the closing date.

     8.   Environmental Matters.   Optionor represents and
warrants that, to the best of his knowledge, there is no contamination present on the Premises or any part thereof. For purposes of this paragraph, the term "contamination" shall mean the uncontained presence of hazardous substances at the Premises or any part thereof, or arising from the Premises or any part thereof, which may require remediation under any applicable law. "Hazardous substances" shall mean any and/or all of the following: "hazardous substances", "pollutant or contaminant" as defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, "hazardous waste" as defined pursuant to the Resource Conservation and Recovery Act, as amended from time to time, polychlorinated byphenals or substances containing polychlorinated byphenals, asbestos or materials containing asbestos, petroleum or petroleum products, urea formaldehyde foam insulation, or any other substances which may be the subject of liability pursuant to Environmental Laws (as defined below). Optionor represents and warrants that, to the best of its knowledge, all activities at the Premises have been and are being conducted in compliance with all laws concerning discharges to the air, soil, surface water or ground water, and storage, treatment or disposal of, any contaminant (collectively, "Environmental Laws"). Optionor represents and warrants that, to the best of his knowledge, he does not know of any tanks, underground or otherwise, presently or formerly on the Premises, or any part thereof, used for the storage of any liquid, solid, gas or other material above or below ground on the Premises.



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Optionor agrees to indemnify, defend and hold harmless Optionee of, from and against any and all expense, loss or liability (including any and all reasonable legal fees and costs) suffered by Optionee by reason of Optionor's breach of any provisions of this Paragraph.

     9. Investigation. Optionor shall afford Optionee and its representatives full access to the Premises, to all files, records and other information relevant to the Premises as Optionee shall reasonably request, and shall have the right to perform such tests and studies (including without limitation topographical studies, soils tests and engineering, environmental and other tests), prepare such plans and surveys and make such applications, inquires and searches of governmental records as Optionee shall deem necessary or appropriate in connection with its evaluation of the Premises and the feasibility of the Project; and Optionor shall cooperate fully with such investigation of the Premises. With respect to material damage to the Premises caused by Optionee or its representatives during any such investigation, Optionee shall restore such damaged areas to substantially their same condition existing prior to such studies and tests.

     10.  Recording.     Optionor agrees to sign a copy of this
Agreement or a memorandum thereof in the form of Exhibit "F" attached hereto for purposes of recording this Agreement or such memorandum with the Recorder's Office of Union County, Pennsylvania.

     11. Condemnation. Optionor has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain or taking in connection with the Premises, or any part thereof. In the event Optionor receives any such notice, it will forthwith send a copy of such notice to Optionee, and Optionee shall have the sole right (in the name of Optionor or in its own name) to negotiate for, to agree to or to contest all offers and awards. If any portion of the Premises is taken or condemned, which, in Optionee's opinion, materially adversely affects the construction or operation of the Property, Optionee shall have the right to terminate this Agreement within twenty
(20) days after first receiving written notice of such event.






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     12.  Assignment.    Optionee may assign its interests under
this Agreement at any time.

     13. Notices. All notices and other communications to be given under this Agreement shall be in writing and shall be hand delivered or sent by reputable, overnight courier service, or by registered or certified mail, return receipt requested addressed or sent as follows:

          if intended for Optionor:

          Marvin L. Slomowitz
          313 Sylbert Drive
          Kingston, PA  18704

          if intended for Optionee:

          c/o Mark Centers Trust
          600 Third Avenue
          Kingston, PA  18704
          Attn:     Mr. Joshua Kane

All such notices or other communications shall be deemed to have been given on the date of delivery thereof if given by hand delivery, or on the date deposited with the courier service or the United States Postal Service if given by overnight courier service or United States mail, respectively. Notices by or to the parties may be given or their behalf by their respective attorneys.

     14. Right of First Refusal. If during the Term, Optionor, his heirs, executors, administrators, legal representatives, successors or assigns shall obtain a bona fide, binding and written offer (the "Offer") (at a price and upon terms acceptable to him) for the Prior Option Property, Optionee, its successors or assigns, shall have the right to purchase the Prior Option Property for the per acre price contained in the Offer. Optionor shall notify Optionee in writing ("Notice") forthwith after the receipt of the Offer, the Notice to be accompanied by a copy of the Offer. Within thirty (30) days after the receipt of the Notice, Optionee shall, if it desires to purchase the Prior Option Property, do so in accordance with the terms of this





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Agreement by delivering the Exercise Notice within such thirty
(30) day period and all of the terms and conditions of this Agreement shall apply to such purchase except that the Note shall be in the principal amount of the purchase price described in the Notice. Optionee's failure to deliver the Exercise Notice within the said thirty-day period shall automatically terminate this Option Agreement.

     15.  Miscellaneous.

          (a)  Successors.    This Agreement shall be binding
upon the inure to the benefit of Optionor and Optionee and their respective heirs, executors, administrators, successors and assigns.

          (b) Captions. The captions in this Agreement are inserted for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

          (c) Entire Agreement; Governing Law. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior or other negotiations, representations, understandings and agreements of, by or among the parties, express or implied, oral or written, which are fully merged herein. The express terms of this Agreement control and supersede any course of performance and/or customary practice inconsistent with any such terms. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement unless such agreement is in writing and signed by the party against whom enforcement of such change, modification, discharge or abandonment is sought. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

          (d) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or in part.

          (e) Survival. Nothwithstanding any presumption to the contrary, all covenants, conditions and representations contained in this Agreement, which by their nature, impliedly or expressly, involve performance after settlement, or which cannot be ascertained to have been fully performed until after settlement,



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shall survive settlement.

          (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected on this Agreement as the signatories.

          (g)  Interpretation.     No provision of this Agreement
is to be interpreted for or against either party because that party or that party's legal representative or counsel drafted such provision.

          (h)  Time.     Time is of the essence of this
Agreement. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, then the final day shall extend to 5:00 p.m. of the next full business day. For the purposes of this Section, the term "holiday" shall mean a day other than a Saturday or Sunday on which banks in the state in which the Real Property is located are or may elect to be closed.

     In witness whereof, Optionor and Optionee have executed this Agreement as of the day and year first written above.

                              Optionor:


                              /s/ Marvin L. Slomowitz
                              Marvin L. Slomowitz












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                              Optionee:

                              MARK CENTERS LIMITED PARTNERSHIP,
                              a Delaware limited partnership, by
                              its general partner

                         By:  MARK CENTERS TRUST, a Maryland
                              Business Trust


                         By:  /s/ David S. Zook
                              Name:  David S. Zook
                              Title: Executive Vice President